Exhibit A















                                   EMERA INC.

                        Consolidated Financial Statements

                           December 31, 2002 and 2001


















                                MANAGEMENT REPORT

Management's Responsibility for Financial Reporting

The accompanying consolidated financial statements of Emera Inc. and the information in this annual report are the responsibility of management and have been approved by the Board of Directors ("Board").

The consolidated financial statements have been prepared by management in accordance with Canadian generally accepted accounting principles. When alternative accounting methods exist, management has chosen those it deems most appropriate in the circumstances. Nova Scotia Power Inc. ("NSPI"), one of Emera Inc.'s electric utilities and principal subsidiary, is regulated by the Nova Scotia Utility and Review Board, which also examines and approves NSPI's accounting policies and practices. Emera Inc.'s other utility, Bangor Hydro-Electric Company ("Bangor Hydro"), is regulated by the Maine Public Utilities Commission, which also examines and approves Bangor Hydro's accounting policies and practices. In preparation of these consolidated statements, estimates are sometimes necessary when transactions affecting the current accounting period cannot be finalized with certainty until future periods. Management believes that such estimates, which have been properly reflected in the accompanying consolidated financial statements, are based on careful judgements and are within reasonable limits of materiality. Management has determined such amounts on a reasonable basis in order to ensure that the consolidated financial statements are presented fairly in all material respects. Management has prepared the financial information presented elsewhere in the annual report and has ensured that it is consistent with that in the consolidated financial statements.

Emera maintains systems of internal accounting and administrative controls of high quality, consistent with reasonable cost. Such systems are designed to provide reasonable assurance that the financial information is relevant, reliable and accurate and that Emera's assets are appropriately accounted for and adequately safeguarded.

The Board is responsible for ensuring that management fulfils its responsibilities for financial reporting and is ultimately responsible for reviewing and approving the consolidated financial statements. The Board carries out this responsibility principally through its Audit Committee.

The Audit Committee is appointed by the Board, and its members are directors who are not officers or employees of Emera Inc. The Committee meets periodically with management, as well as with the internal auditors and with the external auditors, to discuss internal controls over the financial reporting process, auditing matters and financial reporting issues, to satisfy itself that each party is properly discharging its responsibilities, and to review the annual report, the consolidated financial statements and the external auditors' report. The Audit Committee reports its findings to the Board for consideration when approving the consolidated financial statements for issuance to the shareholders. The Committee also considers, for review by the Board and approval by the shareholders, the appointment of the external auditors.

The consolidated financial statements have been audited by Ernst & Young LLP, the external auditors, in accordance with Canadian generally accepted auditing standards on behalf of the shareholders. Ernst & Young LLP has full and free access to the Audit Committee.

February 5, 2003
"David McD. Mann"                                      "Ronald E. Smith"
President and Chief Executive Officer                  Senior Vice-President
                                                       Chief Financial Officer

                                AUDITORS' REPORT

To the Shareholders of
Emera Inc.

We have audited the consolidated balance sheets of Emera Inc. as at December 31, 2002 and 2001, and the consolidated statements of earnings, retained earnings and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2002 and 2001 and the results of its operations and its cash flows for the years then ended in accordance with Canadian generally accepted accounting principles.

Halifax, Canada

February 5, 2003                                    "Ernst & Young LLP"
                                                    Chartered Accountants

Emera Inc.
Consolidated Statements of Earnings
Year Ended December 31
millions of dollars (except earnings per common share)

                                                         2002              2001
--------------------------------------------------------------------------------
Revenue
     Electric                                        $1,135.5            $914.7
     Fuel oil                                            66.0              71.6
     Other                                               25.4              17.6
--------------------------------------------------------------------------------
                                                     $1,226.9           1,003.9
--------------------------------------------------------------------------------
Cost of operations
     Fuel for generation and power purchased            453.2             341.6
     Cost of fuel oil sold                               57.3              60.5
     Operating, maintenance and general                 291.9             194.7
     Grants in lieu of property taxes                    15.2              13.2
     Provincial capital tax                               7.3               7.6
     Depreciation                                       127.8             108.4
--------------------------------------------------------------------------------
                                                        952.7             726.0
--------------------------------------------------------------------------------
Earnings from operations                                274.2             277.9
Equity earnings (note 6)                                  7.0               9.6
Regulatory amortization                                (23.0)             (9.3)
Allowance for funds used during construction              4.9               5.5
--------------------------------------------------------------------------------
Earnings before interest and income taxes               263.1             283.7
Interest (note 7)                                       145.4             122.7
Amortization of defeasance costs                         19.4              19.8
--------------------------------------------------------------------------------
Earnings before income taxes                             98.3             141.2
Income tax (note 8)                                       4.1              14.8
--------------------------------------------------------------------------------
Net earnings before non-controlling interest             94.2             126.4
Non-controlling interest (note 8 and 16)                 10.6              12.2
--------------------------------------------------------------------------------
Net earnings applicable to common shares                $83.6            $114.2
--------------------------------------------------------------------------------
Earnings per common share - basic (note 9)              $0.85             $1.20
--------------------------------------------------------------------------------
Earnings per common share - diluted (note 9)            $0.84             $1.16
--------------------------------------------------------------------------------
See accompanying notes to the consolidated financial statements


Emera Inc.
Consolidated Statements of Retained Earnings
Year Ended December 31
millions of dollars
                                                         2002              2001
--------------------------------------------------------------------------------
Retained earnings at beginning of year                 $330.0            $296.8
Goodwill impairment (note 13)                           (0.3)                 -
Net earnings applicable to common shares                 83.6             114.2
--------------------------------------------------------------------------------
                                                        413.3             411.0
Dividends                                                84.4              81.0
--------------------------------------------------------------------------------
Retained earnings at end of year                       $328.9            $330.0
--------------------------------------------------------------------------------

See accompanying notes to the consolidated financial statements

Emera Inc.
Consolidated Balance Sheets
As at December 31
millions of dollars
                                     Assets
                                                         2002              2001
--------------------------------------------------------------------------------
Current assets
   Cash and cash equivalents                            $28.5             $23.0
   Accounts receivable (note 10)                        156.3             131.0
   Income tax receivable                                 31.1              22.3
   Inventory                                            108.7             152.9
   Prepaid expenses                                       7.1               5.2
--------------------------------------------------------------------------------
                                                        331.7             334.4
--------------------------------------------------------------------------------
Deferred charges (note 11)                              436.2             485.5
--------------------------------------------------------------------------------
Future income tax asset (note 8)                         26.4              11.2
--------------------------------------------------------------------------------
Goodwill (note 13)                                      137.7             138.4
--------------------------------------------------------------------------------
Investments (note 6)                                    112.2              98.6
--------------------------------------------------------------------------------
Property, plant & equipment (note 12)                 2,776.4           2,766.8
Construction work in progress                            87.3             124.5
--------------------------------------------------------------------------------
                                                      2,863.7           2,891.3
--------------------------------------------------------------------------------
                                                     $3,907.9          $3,959.4
--------------------------------------------------------------------------------

                      Liabilities and Shareholders' Equity
Current liabilities
   Current portion of long-term debt (note 14)         $203.9            $186.5
   Short-term debt (note 15)                            315.3             574.0
   Accounts payable and accrued charges                 175.1             175.1
   Dividends payable                                      3.3               3.3
--------------------------------------------------------------------------------
                                                        697.6             938.9
--------------------------------------------------------------------------------
Future income tax liability (note 8)                     87.2              85.1
--------------------------------------------------------------------------------
Deferred credits (note 11)                              105.8             105.1
--------------------------------------------------------------------------------
Long-term debt (note 14)                              1,417.8           1,381.4
--------------------------------------------------------------------------------
Non-controlling interest (note 16)                      267.5             267.5
--------------------------------------------------------------------------------
Shareholders' equity
   Common shares (note 17)                            1,000.2             845.4
   Foreign exchange translation adjustment (note 19)      2.9               6.0
   Retained earnings                                    328.9             330.0
--------------------------------------------------------------------------------
                                                      1,332.0           1,181.4
--------------------------------------------------------------------------------
                                                     $3,907.9          $3,959.4
--------------------------------------------------------------- ----------------

Commitments (note 20)
Contingencies (note 8)

See accompanying notes to the consolidated financial statements

Approved on behalf of the Board of Directors


"Derek Oland"                                        "David McD. Mann"
Derek Oland, Chairman                                David McD. Mann, President
                                                     and Chief Executive Officer

Emera Inc.
Consolidated Statements of Cash Flows
Year Ended December 31
millions of dollars (except operating cash flow per common share)

                                                         2002           2001
------------------------------------------------------------------------------
Operating activities
Net earnings applicable to common shares                 $83.6         $114.2
Non-cash items
    Depreciation                                         127.8          108.4
    Amortization of deferred charges                      23.6           23.4
    Equity earnings                                      (7.0)          (9.6)
    Regulatory amortization                               23.0            9.3
    Allowance for funds used during construction         (4.9)          (5.5)
    Future income taxes                                 (13.1)          (1.8)
    Other                                                 23.0          (1.5)
------------------------------------------------------------------------------
Operating cash flow                                      256.0          236.9
Change in non-cash operating working capital               1.9         (91.8)
------------------------------------------------------------------------------
Net cash provided by operating activities                257.9          145.1
------------------------------------------------------------------------------
Financing activities
     Increase (reduction) of short-term debt           (151.8)          289.2
     Proceeds from issue of common shares                154.4          164.6
     Issue of preferred shares by NSPI                       -           10.9
     Issue of long-term debt                             121.2          170.0
     Retirements of long-term debt                     (186.5)        (125.6)
     Other financing activities                            4.3           10.3
------------------------------------------------------------------------------
Net cash (used in) provided by financing activities     (58.4)          519.4
------------------------------------------------------------------------------
Investing activities
     Property, plant and equipment                     (109.9)        (192.1)
     Proceeds on sale of fixed assets                     26.7            0.6
     Investments                                        (25.5)          (5.0)
     Acquisitions (note 3)                               (0.9)        (369.7)
------------------------------------------------------------------------------
Net cash used in investing activities                  (109.6)        (566.2)
------------------------------------------------------------------------------
Dividends on common shares                              (84.4)         (81.0)
------------------------------------------------------------------------------
Increase in cash and cash equivalents                      5.5           17.3
Cash and cash equivalents, beginning of year              23.0            5.7
------------------------------------------------------------------------------
Cash and cash equivalents, end of year                   $28.5          $23.0
------------------------------------------------------------------------------
Cash and cash equivalents consists of:
Cash                                                     $15.2          $11.4
Short-term investments                                    13.3           11.6
------------------------------------------------------------------------------
Cash and cash equivalents, end of year                   $28.5          $23.0
------------------------------------------------------------------------------
Operating cash flow per common share                     $2.59          $2.48
------------------------------------------------------------------------------
Supplemental disclosure of cash paid:
     Interest                                           $148.5         $117.4
     Income taxes                                         18.8           15.8
     Dividends on common shares                           84.4           80.4
------------------------------------------------------------------------------
See accompanying notes to the consolidated financial statements

Emera Inc.
Notes to the Consolidated Financial Statements

December 31, 2002 and 2001

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Emera Inc. ("Emera" or the Company), incorporated in the Province of Nova Scotia, through its principal subsidiaries, Nova Scotia Power Inc. ("NSPI") and Bangor Hydro-Electric Company ("Bangor Hydro"), is engaged in the production and sale of electric energy, which is regulated by the Nova Scotia Utility and Review Board ("UARB") and the Maine Public Utilities Commission ("MPUC"). Emera follows Canadian generally accepted accounting principles ("GAAP"). NSPI's accounting policies are subject to examination and approval by the UARB and are similar to those being used by other companies in the electric utility industry in Canada. Bangor Hydro's accounting policies are subject to examination and approval by the MPUC and are similar to those being used by other companies in the electric utility industry in Maine. The rate-regulated accounting policies of NSPI and Bangor Hydro may differ from GAAP for non rate-regulated companies. Where these differences are considered significant, disclosure of the policy has been made in these notes to the consolidated financial statements.

     a.   Consolidation

          The consolidated financial statements include the accounts of Emera Inc. and its subsidiaries. Significant intercompany transactions and accounts have been eliminated.

     b.   Measurement Uncertainty

          The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results may differ from these estimates.

     c.   Revenue Recognition

          The Company's revenue recognition policy is as follows:

          o Electric: Revenues are recognized on the accrual basis, which includes an estimate of electricity consumed by customers in the year but billed subsequent to year-end.

          o  Fuel Oil: Revenues are recognized on delivery of product.

          o Other: Revenues are recognized on the accrual basis, which includes an estimate for services performed and goods delivered during the year but billed subsequent to year-end. Unearned revenue is recorded as a deferred credit.

     d.   Allowance for Funds Used during Construction

          For the regulated electric business carried on by NSPI and Bangor Hydro, the Company provides for the cost of financing construction work in progress by including an allowance for funds used during construction ("AFUDC") as an addition to the cost of property constructed, using a weighted average cost-of-capital. The allowance will be charged to operations through depreciation over the service life of the related assets and recovered through future revenues.

     e.   Regulatory Amortization

          In accordance with the regulations of the UARB, significant assets of NSPI, which are not currently being used and are not expected to provide services to customers in the foreseeable future, are amortized over five years. In 2000 the UARB approved NSPI's request to amortize the Glace Bay generating station over 5 years. The UARB has allowed NSPI flexibility in determining the annual amount to be written off in order to support rate stabilization. NSPI is required to make a submission to the UARB, on November 1 of each year, recommending the amount to be amortized for the year. Once the UARB has approved the submission, NSPI charges the approved amount to net earnings.

          In accordance with rate and accounting orders issued by the MPUC, Bangor Hydro has recorded regulatory assets and liabilities on its balance sheet. These regulatory assets and liabilities are being amortized over varying lives through charges to earnings.

     f.   Property, Plant and Equipment

          Property, plant and equipment are recorded at original cost, net of contributions in aid of construction. In accordance with its regulator approved accounting policies, when property, plant and equipment of NSPI and Bangor Hydro are replaced or retired, the original cost plus any removal costs incurred (net of salvage) are charged to accumulated depreciation. For the remainder of the Company, when property, plant and equipment are replaced or retired, any remaining net book value is charged to net earnings.

          Depreciation is determined by the straight-line method, based on the estimated remaining service lives of the depreciable assets in each category. The estimated average service lives for the major categories of plant in service are summarized as follows:

           Functions                          Average Service Life in Years
           ----------------------------------------------------------------
           Generation
             Thermal                                                    43
             Gas turbine                                                36
             Hydroelectric                                              77
             Wind turbine                                               20
           Transmission                                                 47
           Distribution                                                 33
           Offshore                               Unit of production basis
           Other                                                        14
           ----------------------------------------------------------------

          In accordance with the UARB, assets of NSPI, which are not currently being used, but will be useful in providing future service to customers, are not depreciated. Financing costs associated with assets not currently being used are deferred as incurred. Depreciation will occur when the asset goes into service. Significant costs in removing the asset from service may be deferred and amortized to earnings over a five-year period, subject to regulatory approval. Significant costs to return the asset to service are added to the capital cost of the asset.

     g.   Income taxes

          In accordance with ratemaking regulations established by the UARB, NSPI uses the taxes-payable method of accounting for income taxes. Bangor Hydro uses the future income tax method where allowed for ratemaking purposes. Emera's remaining subsidiaries follow the future income tax method of accounting for income taxes.

     h.   Employee Future Benefits

          Pension costs, and costs associated with non-pension post-retirement benefits such as health benefits to retirees and retirement awards, are actuarially determined using the projected benefit method prorated on services and management's best estimate assumptions. Pension fund asset values are calculated using market values at year-end. The expected return on pension assets is determined based on market-related values. The market-related values are determined in a rational and systematic manner so as to recognize asset gains and losses over a five-year period. Adjustments arising from plan amendments are amortized on a straight-line basis over the expected average remaining service period ("ARSP") of active employees. For any given year, when NSPI's net actuarial gain (loss), less the actuarial gain (loss) not yet included in the market-related value of plan assets, exceeds 10% of the greater of the accrued benefit obligation and the market-related value of the plan assets, an amount equal to the excess divided by the ARSP is amortized. The difference between pension expense and pension funding is recorded as a deferred asset or credit on the balance sheet. For Bangor Hydro this excess is amortized on a straight-line basis over the expected average remaining service life of employees, in accordance with ratemaking purposes.

          During 2001 Emera introduced the option to its Canadian employees to participate in a defined contribution pension plan, in which the employees determined how to invest the funds. This choice did not include the option to transfer previous benefits from the defined benefit plan.

     i.   Stock-Based Compensation

          The Company has one stock-based compensation plan, which is a common share option plan for senior management of the Company. The Company accounts for its grants under this plan in accordance with the fair value based method of accounting for stock-based compensation.

     j.   Cash and Cash Equivalents

          Short-term investments, which consists of money market instruments with maturities of three months or less at an effective interest rate of 2.2% for 2002 (2001 - 4.3%), are considered to be cash equivalents and are recorded at cost, which approximates current market value.

     k.   Inventory

          Inventories of materials and supplies are valued at the lower of average cost and market. Coal and oil inventory is valued at the lower of cost, using the first-in, first-out method, and net realizable value.

     l.   Debt Financing and Defeasance Costs

          Financing costs pertaining to debt issues are amortized over the life of the related debt. The excess of the cost of defeasance investments over the face value of the related debt is deferred and amortized over the life of the defeased debt.

     m.   Costs to Terminate/Restructure Power Purchase Contracts

          Bangor Hydro has power purchase contracts, negotiated when oil prices were high, with several independent power producers known as small power production facilities. The cost of power from these facilities is more than Bangor Hydro would incur from other sources if it were not obligated under these contracts. Bangor Hydro has been attempting to alleviate the adverse impact of these high-cost contracts and in doing so has incurred costs to terminate or restructure certain of the contracts. The MPUC has allowed Bangor Hydro to defer these costs and recover them in rates. The annual amortization expense is approximately $32 million.

     n.   Seabrook Nuclear Project

          Bangor Hydro was a participant in the Seabrook nuclear project in Seabrook, New Hampshire. On December 31, 1984, Bangor Hydro had almost $87 million invested in Seabrook, but because the uncertainties arising out of the Seabrook Project were having an adverse impact on Bangor Hydro's financial condition, an agreement for the sale of Seabrook was reached in mid-1985 and was consummated in November 1986. In 1985 the MPUC issued an order disallowing recovery of certain Seabrook costs, but provided for the recovery through customer rates of 70% of Bangor Hydro's year-end 1984 investment in Seabrook Unit 1 over 30 years. The annual amortization expense is approximately $3 million.

     o.   Derivative Financial Instruments

          The Company uses various derivative financial instruments to hedge its exposure to foreign exchange, interest rate, and commodity price risks. These instruments are accounted for as hedges of anticipated transactions and, accordingly, gains and losses on these instruments are included in the measurement of the related hedged risk when realized.

          On occasion, non-hedging contracts are entered into and are marked-to-market at each reporting date.

     p.   Goodwill

          Effective January 1, 2002, in accordance with new accounting standards, the Company no longer amortizes goodwill. Instead, the Company evaluates the carrying value of goodwill for potential impairment through an annual review and analysis of fair market value.

          In accordance with the new standards for goodwill acquired after June 30, 2001, Emera has not amortized the goodwill acquired on the acquisition of Bangor Hydro.

     q.   Long-Term Investments

          The Company accounts for certain investments, over which it maintains significant influence but not control, using the equity method, whereby the amount of the investment is adjusted annually for the company's pro-rata share of the income or loss of investment and reduced by the amount of any dividends received.

          Emera accounts for its investments in Maritimes & Northeast Pipeline, Maine Yankee Atomic Power Company, Maine Electric Power Company Inc., and Greyhawk Natural Gas Storage using the equity method.

          Long-term investments over which Emera does not have significant influence are accounted for on the cost basis.

     r.   Deferred Gain on Asset Sale

          In 1999, Bangor Hydro completed a transaction for the sale of substantially all of its electric generating assets and certain transmission rights. Bangor Hydro realized a net gain on the sale, which was recorded as a deferred credit. As specified in its February 2000 MPUC rate order, the deferred gain is being utilized over a 70-month period to reduce electric rates. The annual amortization amounts are recognized in an uneven manner in order to levelize Bangor Hydro's revenue requirement.

     s.   Foreign Currency Translation

          Monetary assets and liabilities denominated in foreign currencies are converted to Canadian dollars at rates of exchange prevailing at the balance sheet date. The resulting differences between the translation at the original transaction date and the balance sheet date are charged to earnings.

          Assets and liabilities of self-sustaining foreign operations are translated using the exchange rates in effect at the balance sheet date and the results of operations at the average rates for the period. The resulting exchange gains and losses are deferred and included in a separate component of shareholders' equity.

2.   CHANGE IN ACCOUNTING POLICIES

          In 2002 the Company adopted the new accounting requirements for stock-based compensation. The Company has adopted the fair value based method of valuation for determining the amount of compensation expense to recognize. As discussed in note 17, the adoption of these new accounting requirements has resulted in an additional $0.4 million of compensation expense.

          In 2002 the Company adopted the new accounting requirements for goodwill and intangibles. Previously, the Company had amortized goodwill over 20 years. Under the new recommendations, goodwill is no longer amortized but is instead subjected to an annual impairment test with any resulting impairment charged to net earnings. As part of the new standards, the Company did not amortize goodwill on acquisitions completed after June 30, 2001. Accordingly, no goodwill acquired on the purchase of Bangor Hydro was amortized. As discussed in note 13, the resulting impact of the Company's initial transitional impairment test for January 1, 2002 was a charge to retained earnings of $0.3 million.

          In 2002 the Company adopted the new provisions for classification of short-term debt obligations expected to be refinanced. Under the new standard, debt obligations, which are short-term, should be reclassified as long-term if the Company has the intention and the unencumbered ability to refinance the obligations for a period greater than one year. This assessment is performed by taking into account both the actual level of short-term debt at the end of the fiscal year and the forecasted levels of debt for the period to the end of the next fiscal year. The new provisions became effective on January 1, 2002 and have been applied prospectively. As a result, as at December 31, 2002, the Company has reclassified $120 million of debt from short-term to long-term.

          In 2002 NSPI changed its policy regarding employee future benefits to use market-related values instead of market values to calculate the expected return on its plan assets. The change entails recognizing changes in the actual fair value of the plan assets in a rational and systematic manner over a five-year period. The change has been applied retroactively but with no resulting material adjustments. The impact on the current year of changing this policy was to reduce the expense by $5.8 million.

          In 2001 the Company adopted the new accounting standards for diluted earnings per common share.

3.   ACQUISITIONS

     The acquisitions described below have been accounted for under the purchase method of accounting, and accordingly the results of operations since the dates of acquisition have been included in the consolidated statement of operations.

          2002
          During 2002 Emera Fuels acquired various fuel oil delivery companies for cash consideration of $0.9 million. The assets purchased consisted of property, plant and equipment ($0.3 million) and goodwill ($0.6 million).

          2001
          In October 2001 the Company purchased 100% of the voting common shares of Bangor Hydro-Electric Company, an electric energy transmitter and distributor in central Maine. The following summarizes the transaction (in millions of $):

          Net Assets Acquired
          -------------------
          Net working capital                        ($0.7)
          Property, plant and equipment               373.0
          Investments                                  14.7
          Deferred charges                            205.7
          Goodwill                                    129.3
          Long-term debt                            (241.7)
          Short-term debt                             (9.4)
          Future income tax liability                (77.6)
          Deferred credits                           (69.3)
          Non-controlling interest                    (7.4)
                                                ------------

          Total cash consideration                   $316.6
                                                ------------

     In June 2001 the Company acquired an 8.4% interest in the Sable Offshore Energy Project offshore platforms and associated sub-sea field gathering lines for $53.1 million.

4.   SEGMENT INFORMATION

     The Company has three reportable segments: NSPI, Bangor Hydro, and Emera Energy. The Company evaluates performance based on earnings before interest and taxes. The accounting policies of the reportable segments are the same as those described in the summary of significant accounting policies.

     Reportable segments are determined based on Emera's operating activities. NSPI is engaged in the production and sale of electric energy in Nova Scotia; Bangor Hydro is engaged in the transmission and distribution of electric energy in central Maine; and Emera Energy includes the Company's activities in the transportation and distribution of natural gas and fuel oil products.

                               NSPI              Bangor Hydro         Emera Energy           Other*              Total
------------------------------------------------------------------------------------------------------------------------------
millions of dollar        2002       2001       2002      2001       2002      2001      2002      2001      2002       2001
------------------------------------------------------------------------------------------------------------------------------
Revenues from
external customers       $865.8     $838.6     $263.6     $82.0      $93.1     $82.3      $4.4      $1.0   $1,226.9   $1,003.9
Depreciation              103.9       99.6       16.6       3.5        6.5       4.9       0.8       0.4      127.8      108.4
Cost of operations        637.9      577.6      195.0      61.8      121.6      81.1     (1.8)       5.5      952.7      726.0
Net inter-segment
revenues/ (expenses)        4.2       18.6      (1.0)         -     (17.9)    (18.4)      14.7     (0.2)          -          -
Equity earnings               -          -          -         -        7.0       9.6         -         -        7.0        9.6
Earnings before
interest and taxes        241.0      263.1       48.1      14.3     (20.1)      10.7     (5.9)     (4.4)      263.1      283.7
Segment assets          2,883.3    2,904.9      752.3     789.8      262.0     232.5      10.3      32.2    3,907.9    3,959.4
Total investing
activities*               104.6      111.8       15.8       9.9       30.7     112.6    (41.5)     331.9      109.6      566.2
Goodwill acquired             -          -          -         -        0.6         -         -     129.3        0.6      129.3
Goodwill impairment           -          -          -         -          -         -       0.3         -        0.3          -
loss
------------------------------------------------------------------------------------------------------------------------------
*Other consists of items related to corporate activities and other subsidiaries.
Other investing activities, for 2001, include the acquisition of Bangor Hydro.

5.   EMPLOYEE FUTURE BENEFITS
     millions of dollars

Emera maintains contributory defined-benefit and defined-contribution pension plans, which cover substantially all of its employees, and plans providing non-pension benefits for its retirees. The details of these plans are outlined below:

Nova Scotia Power

                                                              2002                                   2001
                                               Defined-benefit      Non-pension       Defined-benefit      Non-pension
                                                   pension         benefits plans         pension           benefits
                                                    plans                                  Plans              plans
-----------------------------------------------------------------------------------------------------------------------
Assumptions
Discount rate                                            6.50%              6.50%               6.75%            6.75%
Long-term rate of return on plan assets                  7.50%                  -               8.00%                -
Rate of compensation increase                        3 to 5.5%          3 to 5.5%           3 to 5.5%        3 to 5.5%
Health care trend - current                                  -             10.00%                   -           11.00%
                  - ultimate                                 -              4.00%                   -            4.00%
-----------------------------------------------------------------------------------------------------------------------
Accrued benefit obligations
Balance, January 1                                      $514.4              $35.1              $475.6            $33.1
Employer current service cost                              7.8                1.3                 7.4              1.1
Employee contributions                                     4.9                  -                 4.9                -
Interest cost                                             34.0                2.4                31.7              2.3
Actuarial loss (gain)                                     21.5              (3.7)                18.9              1.5
Benefits paid                                           (32.8)              (1.4)              (24.1)            (2.9)
-----------------------------------------------------------------------------------------------------------------------
Balance, December 31                                    $549.8              $33.7              $514.4            $35.1
-----------------------------------------------------------------------------------------------------------------------
Fair value of plan assets
Balance, January 1                                      $459.0                  -              $478.2                -
Employee contributions                                     4.9                  -                 4.9                -
Employer contributions                                     8.9                1.4                 8.9              2.9
Actual investment income                                (33.2)                  -               (8.9)                -
Benefits paid                                           (32.8)              (1.4)              (24.1)            (2.9)
-----------------------------------------------------------------------------------------------------------------------
Balance, December 31                                    $406.8                  -              $459.0                -
-----------------------------------------------------------------------------------------------------------------------
Plan deficit                                          ($143.0)            ($33.7)             ($55.4)          ($35.1)
Unamortized past service costs                             1.2                  -                 1.3                -
Unamortized actuarial losses                             181.1                0.4                90.4              4.2
Unamortized transitional obligation                        0.2               22.4                 0.2             24.6
-----------------------------------------------------------------------------------------------------------------------
Accrued benefit asset (liability)                        $39.5            ($10.9)               $36.5           ($6.3)
-----------------------------------------------------------------------------------------------------------------------
Expense
Current service costs                                     $7.8               $1.3                $7.4             $1.1
Interest on accrued benefits                              34.0                2.4                31.7              2.3
Less: expected return on plan assets                    (36.4)                  -              (37.9)                -
Amortization of actuarial losses                           0.5                0.1                   -                -
Amortization of transitional liability                       -                2.2                   -              2.2
Amortization of past service costs                         0.1                  -                 0.9                -
Change in valuation allowance                                -                  -               (8.1)                -
-----------------------------------------------------------------------------------------------------------------------
Total Expense                                             $6.0               $6.0              ($6.0)             $5.6
-----------------------------------------------------------------------------------------------------------------------

Defined-contribution plan
Employer expense                                          $0.6                  -                $0.3               -
-----------------------------------------------------------------------------------------------------------------------

The expected return on plan assets is determined based on the market-related value of plan assets of $495.5 million at January 1, 2002, adjusted for interest on certain cash flows during the year.

Bangor Hydro

                                                              2002                                   2001
                                               Defined-benefit      Non-pension       Defined-benefit      Non-pension
                                                   pension         benefits plans         pension           benefits
                                                    plans                                  Plans              plans
------------------------------------------------------------------------------------------------------------------------
Assumptions
Discount rate                                            6.75%              6.75%               7.25%            7.25%
Long-term rate of return on plan assets                  8.00%              5.00%               9.00%            5.00%
Rate of compensation increase                            4.00%              4.00%               4.00%            4.00%
Health care trend - current                                  -              9.00%                   -            7.50%
                  - ultimate                                 -              5.00%                   -            5.00%
----------------------------------------------------------------------------------------------------------------------
Accrued benefit obligations
Balance, January 1/acquisition date                      $85.0              $43.8               $82.9            $42.6
Employer current service cost                              1.4                0.9                 0.6              0.3
Interest cost                                              6.2                3.2                 1.4              0.7
Actuarial loss (gain)                                      3.6                2.4               (0.1)            (0.1)
Benefits paid                                            (5.3)              (1.6)               (1.1)            (0.4)
Amendments                                                 3.2                  -                   -                -
Special termination charge                                 2.5                2.1                   -                -
Foreign currency translation adjustment                  (0.7)              (0.4)                 1.3              0.7
----------------------------------------------------------------------------------------------------------------------
Balance December 31                                      $95.9              $50.4               $85.0            $43.8
----------------------------------------------------------------------------------------------------------------------
Fair value of plan assets
Balance, January 1/acquisition date                      $66.0               $1.6               $62.1             $1.5
Employer contributions                                     0.2                1.4                   -              0.6
Retiree medical contributions                                -                0.1                   -                -
Actual investment income                                 (5.8)                  -                 4.0            (0.1)
Benefits paid                                            (5.3)              (1.6)               (1.1)            (0.4)
Foreign currency translation adjustment                  (0.7)                  -                 1.0                -
----------------------------------------------------------------------------------------------------------------------
Balance December 31                                      $54.4               $1.5               $66.0             $1.6
----------------------------------------------------------------------------------------------------------------------
Plan deficit                                           ($41.5)            ($48.9)             ($19.0)          ($42.2)
Unamortized past service costs                             6.0                  -                 3.1                -
Unamortized actuarial losses                              26.1               15.1                11.2             14.0
Unamortized transitional obligation                          -                7.9                   -              8.8
Unamortized special termination charge                     2.4                2.0                   -                -
----------------------------------------------------------------------------------------------------------------------
Accrued benefit liability                               ($7.0)            ($23.9)              ($4.7)          ($19.4)
----------------------------------------------------------------------------------------------------------------------
Expense
Employer current service costs                            $1.4               $0.9                $0.6             $0.3
Interest on accrued benefits                               6.2                3.2                 1.4              0.7
Less: expected return on plan assets                     (6.2)                  -               (1.7)                -
Amortization of actuarial losses                           0.3                  -                 0.1              0.2
Amortization of transitional liability                       -                0.8               (0.2)              0.2
(asset)
Amortization of past service costs                         0.7                1.0                 0.3                -
Amortization of special termination charge                 0.2                0.1                   -                -
----------------------------------------------------------------------------------------------------------------------
                                                          $2.6               $6.0                $0.5             $1.4
----------------------------------------------------------------------------------------------------------------------

Defined-contribution plan
Employer expense                                          $0.4                  -                $0.2                -
----------------------------------------------------------------------------------------------------------------------

The expected return on plan assets is determined based on the market-related value of plan assets of $80.9 million at January 1, 2002, adjusted for interest on certain cash flows during the year.

6.   INVESTMENTS AND EQUITY EARNINGS

Investments are comprised of the following:

millions of dollars                                 2002                                 2001
                                     Carrying value    Equity earnings    Carrying value    Equity earnings
------------------------------------------------------------------------------------------------------------
Equity accounted investments
Maritimes & Northeast Pipeline               $94.7                $9.1            $79.6               $10.0
Maine Yankee Atomic Power Company              6.4                   -              7.1                   -
Maine Electric Power Company Inc.              1.6                   -              1.4                   -
Greyhawk Natural Gas Storage                   2.5               (2.1)              3.5               (0.4)
Intragas Energy                                1.9                   -                -                   -
------------------------------------------------------------------------------------------------------------
Total equity investments                     107.1                 7.0             91.6                 9.6
Long-term portfolio investments                5.1                   -              7.0                   -
------------------------------------------------------------------------------------------------------------
                                            $112.2                $7.0            $98.6                $9.6
------------------------------------------------------------------------------------------------------------

7.  INTEREST

Interest expense consists of the following:

millions of dollars                                            2002        2001
-------------------------------------------------------------------------------
Interest on long-term debt                                   $118.4      $102.9
Interest on short-term debt                                    26.9        19.2
Amortization of debt financing                                  1.4         0.9
Foreign exchange losses                                         0.7         0.1
-------------------------------------------------------------------------------
                                                              147.4       123.1
Less:
   Defeasance earnings and other interest income              (2.0)       (0.4)
-------------------------------------------------------------------------------
                                                             $145.4      $122.7
------------------------------------------------------------------------------

8.  INCOME TAXES

The income tax provision differs from that computed using the statutory rates for the following reasons:

millions of dollars                           2002                  2001
--------------------------------------------------------------------------------
Earnings before taxes                   $98.3                $141.2
--------------------------------------------------------------------------------
Income taxes, at statutory rates         41.4        42.1%     62.3       44.1%
Unrecorded future income taxes on      (38.4)       (39.1)   (50.2)      (35.5)
  regulated earnings
Equity earnings not subject to tax      (3.9)        (4.0)    (4.2)       (3.0)
Foreign tax rate variance               (1.2)        (1.2)    (0.5)       (0.4)
Large Corporations Tax                    6.3          6.4      6.6         4.7
Other                                   (0.1)            -      0.8         0.6
--------------------------------------------------------------------------------
                                          4.1         4.2%     14.8       10.5%
                                                 ----------           ----------
Income tax - current                     22.4                  14.5
--------------------------------------------------------------------------------
Income tax - future                   ($18.3)                  $0.3
--------------------------------------------------------------------------------

The future income tax asset and liability comprise the following:

millions of dollars                                           2002         2001
-------------------------------------------------------------------------------
Future income tax asset:
Tax loss carry forwards                                      $28.7       $11.0
Property, plant and equipment                                (4.9)           -
Deferred charges                                               2.2           -
Other                                                          0.4         0.2
-------------------------------------------------------------------------------
                                                             $26.4       $11.2
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
Future income tax liability:
Tax loss carryforwards                                      ($1.8)      ($0.9)
Deferred charges                                               9.1        26.7
Regulatory assets                                             11.4        13.5
Investments                                                    2.6         1.5
Property, plant and equipment                                 69.7        44.2
Financing                                                    (3.8)           -
Other                                                            -         0.1
-------------------------------------------------------------------------------
                                                             $87.2       $85.1
-------------------------------------------------------------------------------

NSPI filed income tax returns for previous years that increased the tax depreciation (capital cost allowance) available to be deducted against the Company's future taxable income. Those returns were reassessed by the Canada Customs and Revenue Agency (CCRA), which disallowed the deductions claimed. A notice of objection was filed with respect to the reassessments, and the issue was litigated. In January 2002 NSPI received a favourable decision from the Tax Court of Canada with respect to CCRA's reassessment of its corporate income tax returns. CCRA appealed the decision to the Federal Court of Appeal which, in January 2003, overturned the Tax Court ruling. NSPI is seeking leave to appeal the decision to the Supreme Court of Canada.

Without the benefit of this additional deduction, it is estimated that the Company's tax liability at December 31, 2002 would have been approximately $133 million. This potential tax liability has not been reflected in the financial statements as on February 5, 2003 the UARB provided an accounting order providing for deferral of any amount until the matter is finally settled. At December 31, 2002, assuming that NSPI is successful in its appeal to the Supreme Court, NSPI's unrecorded future income tax asset is approximately $283 million (2001 - $320 million), a decrease of approximately $37 million (2001 - $80 million) from the previous year. The asset consists of deductible temporary differences of $715 million (2001 - $760 million) and unused non-capital tax losses of approximately $30 million (2001 - $32 million), which are expected to expire as follows:

                 2003            $12.6 million
                 2004            $ 0.9 million
                 2008            $16.5 million

If NSPI is unsuccessful in appealing the January 2003 Federal Court's decision, the unrecorded future income tax asset of NSPI would be approximately $65 million, consisting of deductible temporary differences of $171 million.

NON-CONTROLLING INTEREST

Non-controlling interest consists of NSPI and Bangor Hydro preferred share dividends less a net recovery of income tax expense of $3.9 million (2001 - $2.0 million). The income tax recovery of $9.5 million in 2002 (2001 - $7.6 million) is reflected as a reduction of preferred share dividends with an offsetting increase in income tax expense.

millions of dollars                                                               2002        2001
---------------------------------------------------------------------------------------------------
Preferred share dividend                                                         $14.5       $14.2
Part VI.1 tax on preferred share dividends                                         5.6         5.6
Part I tax recovery related to the Part VI.1 tax deduction - current year        (5.2)       (5.4)
Part I tax recovery related to the Part VI.1 tax deduction - prior years         (4.3)       (2.2)
---------------------------------------------------------------------------------------------------
                                                                                 $10.6       $12.2
---------------------------------------------------------------------------------------------------

9.   DILUTED EARNINGS PER SHARE

     Basic earnings per share is diluted as follows:

                                                                             2002
                                  -------------------------------------------------
                                   Net earnings   Weighted average common   EPS ($)
                                   ($ millions)       shares (millions)
-----------------------------------------------------------------------------------
Basic EPS                               $83.6               98.9              $0.85
Employee share plans                        -                0.1
-----------------------------------------------------------------------------------
Diluted EPS                             $83.6               99.0              $0.84
-----------------------------------------------------------------------------------

     Basic earnings per share is diluted as follows:

                                                                             2001
                                  -------------------------------------------------
                                   Net earnings   Weighted average common   EPS ($)
                                   ($ millions)   shares (millions)
-----------------------------------------------------------------------------------
Basic EPS                              $114.2               95.5              $1.20
Employee share plans                        -                0.1
Series C preferred shares of NSPI         6.5                7.5
Series D preferred shares of NSPI         8.4                8.1
-----------------------------------------------------------------------------------
Diluted EPS                            $129.1              111.2              $1.16
-----------------------------------------------------------------------------------

Senior management stock options, whose exercise price exceeded the average market price for the period, were excluded from the above calculations because they were anti-dilutive. Preferred shares in NSPI were excluded from the above calculations for 2002 because they were anti-dilutive.

10.   ACCOUNTS RECEIVABLE SECURITIZATION

In February 2002, NSPI renewed an agreement with a third party to sell up to $88 million of high quality accounts receivables on a revolving basis. As part of the agreement, NSPI continues to service all accounts receivables and retains an interest in 10% of the accounts receivables sold, which has been recorded as a deferred charge. This retained interest is measured at its carrying value, which is substantially equal to its fair value. At December 31, 2002, net trade receivables sold amounted to $75 million (2001 - $71 million).

11.  DEFERRED CHARGES AND CREDITS

Deferred charges and credits comprise the following:

millions of dollars                                               2002     2001
--------------------------------------------------------------------------------
Deferred charges:
Unamortized debt financing and defeasance costs                 $215.6   $229.6
Costs to terminate/restructure purchased power contracts         114.7    146.6
Seabrook nuclear project                                          34.5     37.5
Accrued pension and non-pension benefit asset (note 5)            28.6     30.2
Deferred coal bed methane exploration costs                          -      5.5
Other                                                             42.8     36.1
--------------------------------------------------------------------------------
                                                                $436.2   $485.5
--------------------------------------------------------------------------------

Deferred credits:
Future site restoration liability                                $25.8    $24.4
Accrued pension and post-retirement benefit costs (note 5)        30.9     24.1
Deferred gain on asset sale                                       15.6     23.2
Unearned revenue                                                  12.4      0.2
Other                                                             21.1     33.2
--------------------------------------------------------------------------------
                                                                $105.8   $105.1
--------------------------------------------------------------------------------

12.  PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment is comprised of the following:

                                                      2002
                           --------------------------------------------------
  millions of dollars               Cost       Accumulated               Net
                                              Depreciation        Book Value
  ---------------------------------------------------------------------------
  Generation
      Thermal                   $1,587.2            $581.8          $1,005.4
      Gas Turbine                   35.0              28.1               6.9
      Hydroelectric                354.9             114.9             240.0
      Wind Turbine                   3.2                 -               3.2
  Transmission                     661.5             261.1             400.4
  Distribution                   1,246.9             487.7             759.2
  Offshore                          67.8               7.8              60.0
  Other                            389.9              88.6             301.3
  ---------------------------------------------------------------------------
                                $4,346.4          $1,570.0          $2,776.4
  ---------------------------------------------------------------------------

                                                      2001
                           --------------------------------------------------
  millions of dollars               Cost       Accumulated               Net
                                              Depreciation        Book Value
  ---------------------------------------------------------------------------
  Generation
      Thermal                   $1,554.4            $548.5          $1,005.9
      Gas Turbine                   34.4              27.3               7.1
      Hydroelectric                351.7             111.0             240.7
  Transmission                     675.4             246.0             429.4
  Distribution                   1,223.9             457.9             766.0
  Offshore                          53.1               3.3              49.8
  Other                            348.5              80.6             267.9
  ---------------------------------------------------------------------------
                                $4,241.4          $1,474.6          $2,766.8
  ---------------------------------------------------------------------------

At December 31, 2002, the Glace Bay generating station had a net book value of $27.0 million (2001 - $26.2 million). During the year NSPI amortized $1.0 million (2001 - $3.0 million) related to the plant, and capitalized $1.8 million in AFUDC (2001 - $1.7 million) to the plant value.

During the year the Company recognized impairment of $6.4 million on assets included in construction work in progress, a reflection of management's best estimate of projected future cash flows on these assets.

13.  GOODWILL

The change in goodwill is due to the following:
(millions of $)                                              2002         2001
-------------------------------------------------------------------------------
Balance, beginning of year                                 $138.4         $7.0
Acquired during the year                                      0.6        129.3
Impairment losses recognized                                (0.3)            -
Amortization                                                    -        (0.4)
Change in foreign exchange rate                             (1.0)          2.5
-------------------------------------------------------------------------------
Balance, end of year                                       $137.7       $138.4
-------------------------------------------------------------------------------

During the first quarter of 2002, the Company adopted the new accounting recommendations for goodwill. Previously, the Company amortized goodwill over 20 years. Under the new recommendations, goodwill is no longer amortized but is instead subjected to an annual impairment test with any resulting impairment charged to earnings. The Company was also required to perform an initial impairment test as of January 1, 2002, and to charge any impairment to opening retained earnings.

As a result of its initial goodwill impairment tests, the Company determined that goodwill impairment existed in one of its subsidiaries. The cause of the impairment was lower estimates of future profitability and resulted in a charge to retained earnings of $0.3 million.

In 2001 the Company adopted the new accounting requirements for goodwill in relation to acquisitions completed after June 30, 2001. In accordance with the new standards, goodwill acquired on the purchase of Bangor Hydro has not been amortized.

Pro-forma net earnings applicable to common shares adjusted for the effect of goodwill amortization prior to 2002 are:

-------------------------------------------------------------------------------
(millions of dollars)                                           2002      2001
-------------------------------------------------------------------------------
Net earnings applicable to common shares, as reported          $83.6    $114.2
Goodwill amortization                                              -       0.4
-------------------------------------------------------------------------------
Net earnings applicable to common shares, adjusted             $83.6    $114.6
-------------------------------------------------------------------------------

14.  LONG-TERM DEBT

Long-term debt includes the issues detailed below. All long-term debt instruments are issued under trust indentures at fixed interest rates, and are unsecured. Also included are certain bankers acceptances and commercial paper where the Company has the intention and the unencumbered ability to refinance the obligations for a period greater than one year.

                               Effective Average
(millions of dollars)           Interest Rate %   Years of Maturity      2002      2001
------------------------------------------------------------------------------------------
Emera
Medium Term Notes                    6.000               2006          $100.0       $10.0
Private Placement                    6.297               2006            10.0        10.0
Bankers Acceptances                  2.980        One year renewable      9.0           -

NSPI
Medium Term Notes                    7.321           2002 - 2097        940.0     1,060.0
Debentures                           8.490           2003 - 2019        245.0       245.0
Commercial paper                     2.730        One year renewable    111.0           -


                                                                              19

Bangor Hydro (issued and
payable in US$)
Medium Term Notes                    2.984             2002                 -         8.7
First Mortgage Bonds                 9.177         2002 - 2022          102.6       135.4
Financing Authority of Maine         7.030             2005              87.4       113.9
Municipal Review Committee           5.000             2008              18.5        21.1
Senior unsecured note                6.090             2012              31.6           -
Less: Sinking Funds                                                    (33.4)      (36.2)
-----------------------------------------------------------------------------------------
                                                                      1,621.7     1,567.9
Less: Amount due within one year                                        203.9       186.5
-----------------------------------------------------------------------------------------
                                                                     $1,417.8    $1,381.4
-----------------------------------------------------------------------------------------


Repayments of long-term debt are due as follows:

millions of dollars
-----------------------------------------------------------------------------------------
Year of Maturity                                                         2002        2001
-----------------------------------------------------------------------------------------
One year renewable                                                     $120.0           -
2002                                                                        -      $186.5
2003                                                                    203.9       204.0
2004                                                                    172.0       172.3
2005                                                                    103.2       134.7
2006                                                                    153.6        63.7
2007                                                                      4.1           -
Greater than 5 years                                                    864.9       806.7
-----------------------------------------------------------------------------------------
                                                                     $1,621.7    $1,567.9
-----------------------------------------------------------------------------------------

15.  SHORT-TERM DEBT

Short-term debt consists of commercial paper of $115.6 million (2001 - $219.2 million), bankers' acceptances of $128.0 million (2001 - $300.3 million), and LIBOR loans of $27.1 million (2001 - $25.6 million) issued against lines of credit. Commercial paper, bankers' acceptances and LIBOR loans bear interest at prevailing market rates, which on December 31, 2002, averaged 2.88%, 3.36% and 2.02% respectively (2001 - 2.96%, 2.88% and 2.52%). The operating line of credit consists of advances of $19.4 million (2001 - $16.2 million), which when drawn upon, bears interest at the prime rate, which on December 31, 2002, was 4.5% (2001 - 4.00%). The short-term debt in NSPI and Emera is unsecured. Also, Bangor Hydro has a revolving credit loan agreement of $25.2 million (2001 - $12.7 million) that bears interest of 2.4% (2001 - 4.40%). This revolving credit loan is secured by a First Mortgage Bond.

16.  NON-CONTROLLING INTEREST

The non-controlling interest represents preferred shares that are held in Nova Scotia Power Inc. and Bangor Hydro-Electric Company.

AUTHORIZED:

Nova Scotia Power

Unlimited number of First Preferred Shares, issuable in series.

Unlimited number Second Preferred Shares, issuable in series.

Bangor Hydro

600,000 non-participating, cumulative preferred shares, par value US$100 per share, redeemable at the option of the issuer.

ISSUED AND OUTSTANDING:
                                                                      Preferred
                                                       Millions of        Share
millions of dollars                                         Shares      Capital
--------------------------------------------------------------------------------
January 1, 2001                                              10.40       $249.1
Converted Series B First Preferred Shares                   (0.58)            -
Issued Series C First Preferred Shares                        0.58         10.9
Preferred shares issued by Bangor Hydro                       0.05          7.5
  prior to acquisition
--------------------------------------------------------------------------------
December 31, 2001                                            10.45       $267.5
--------------------------------------------------------------------------------
December 31, 2002                                            10.45       $267.5
--------------------------------------------------------------------------------

Nova Scotia Power

Series B Preferred Shares and Series C Purchase Warrants

On March 8, 1999, NSPI issued 5,000,000 First Preferred Share Units at a price of $6.25 per Unit. Each unit consisted of one non-detachable cumulative, redeemable First Preferred Share, Series B and a Warrant to purchase one cumulative, redeemable First Preferred Share, Series C for cash consideration of $18.75. On October 1, 2000, unit holders exercised 4,417,116 Series C purchase warrants and Series B preferred shares, and converted them to Series C First Preferred Shares. Virtually all of the remaining Series C purchase warrants and Series B preferred shares were exercised on either January 1 or April 1, 2001 with a cash payment of $18.75. The remaining 1,305 Series B preferred shares, which had not been converted to Series C, were cancelled in the second quarter of 2002 and each shareholder received their original investment.

Series C Preferred Shares

Each Preferred Share Series C is entitled to a $1.225 per share per annum fixed cumulative preferential dividend, as and when declared by the Board of Directors, which will accrue from the date of issue and be payable quarterly on the first day of January, April, July and September of each year. On or after April 1, 2009, NSPI may redeem for cash the Preferred Share Series C, in whole at any time or in part from time to time at $25.00 per share plus accrued and unpaid dividends.

Series D Preferred Shares

On October 31, 2000, NSPI issued 5,400,000 First Preferred Shares for a price of $25 per share. Each share is entitled to a fixed cumulative cash dividend of $1.475 per share per annum, as and when declared by the Board of Directors. These dividends will accrue from the date of issue and will be payable quarterly on the fifteenth day of January, April, July, and October of each year. On or after October 15, 2015, NSPI may redeem for cash the Preferred Share Series D, in whole at any time, at $25 per share plus accrued and unpaid dividend.

Bangor Hydro

The preferred shares issued by Bangor Hydro consist of three separate issues:

|X|  25,000 non-callable 7% preferred shares
|X|  4,840 callable 4.25% preferred shares
|X|  17,500 Series A callable 4% preferred shares

17.  COMMON SHARES

AUTHORIZED:

Unlimited number of non-par value Common Shares.

ISSUED AND OUTSTANDING:
millions of dollars                                             Millions    Common Share
                                                                   of          Capital
                                                                 Shares
--------------------------------------------------------------------------------------
January 1, 2001                                                   87.35        $680.8
New common share issue                                            10.35         160.0
Issued for cash under purchase plans                               0.25           4.0
Options exercised under senior management stock option plan        0.05           0.6
--------------------------------------------------------------------------------------
December 31, 2001                                                 98.00        $845.4
New common share issue                                             9.50         149.5
Issued for cash under purchase plans                               0.28           4.6
Options exercised under senior management stock option plan        0.02           0.3
Stock-based compensation                                              -           0.4
--------------------------------------------------------------------------------------
December 31, 2002                                                107.80      $1,000.2
--------------------------------------------------------------------------------------

DIVIDEND REINVESTMENT AND EMPLOYEE COMMON SHARE PURCHASE PLANS

The Company has a Common Shareholder Dividend Reinvestment Plan and an Employee Common Share Purchase Plan, which provide an opportunity for shareholders and Company employees to reinvest dividends and employees to make cash contributions for the purpose of purchasing common shares.

STOCK-BASED COMPENSATION PLAN

The Company has a common share option plan that grants options to senior management of the Company for a maximum term of ten years. The option price for these shares is the closing market price of the shares on the day before the option is granted.

All options granted to date are exercisable on a graduated basis with up to 25 percent of options exercisable on the first anniversary date and in further 25 percent increments on each of the second, third and fourth anniversaries of the grant. If an option is not exercised within ten years, it expires and the optionee loses all rights thereunder. The holder of the option has no rights as a shareholder until the option is exercised and shares have been issued. The maximum number of such shares optioned to anyone cannot exceed one percent of the issued and outstanding common shares on the date the option is granted.

If, before the expiry of an option in accordance with its terms, the optionee ceases to be an eligible person due to retirement or a change of responsibility at the Company's request, such option may, subject to the terms thereof and any other terms of the plan, be exercised at anytime within the 24 months following the date the optionee retires, but in any case prior to the expiry of the option in accordance with its terms.

If, before the expiry of an option in accordance with its terms, the optionee ceases to be an eligible person due to employment termination for just cause, resignation or death, such option may, subject to the terms thereof and any other terms of the plan, be exercised at anytime within the six months following the date the optionee is terminated, resigns, or dies, as applicable, but in any case prior to the expiry of the option in accordance with its terms.

                                              2002                             2001
                                ---------------------------------------------------------------
                                                      Weighted                        Weighted
                                  Shares under         average     Share under         average
                                        option  exercise price          Option  exercise price
------------------------------------------------------------------------------- ---------------
Outstanding, beginning of year         770,150          $15.61         620,000          $15.21
Granted                                550,100          $16.65         256,400          $16.79
Exercised                             (22,500)          $13.00        (51,250)          $13.53
Expired                               (10,000)          $19.30        (55,000)          $18.50
-----------------------------------------------------------------------------------------------
Outstanding, end of year             1,287,750          $16.07         770,150          $15.61
Exercisable, end of year               497,825          $15.52         306,250          $15.06
-----------------------------------------------------------------------------------------------

The weighted average contractual life of options outstanding at December 31, 2002 is 7.0 years (2001 - 7.5 years). The range of exercise prices for the options outstanding at December 31, 2002 is $11.25 to $19.30 (2001 - $11.25 to $19.30).

The Company is using the fair value based method to measure the compensation expense related to this plan, and has recorded $0.4 million of compensation expense related to new awards granted since the inception of the new stock-based compensation recommendations on January 1, 2002.

The fair value of each option is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions used for the grants:

       December 31                  2002
       Dividend yield               5.31%
       Expected volatility          15.8%
       Risk-free interest rate      5.03%
       Expected life                7 years

18.  FINANCIAL INSTRUMENTS

Financial instruments include the following:

                                                            2002                            2001
                                              -------------------------------------------------------------------
millions of dollars                               Carrying amount   Fair Value    Carrying amount     Fair value
-----------------------------------------------------------------------------------------------------------------
Long-term debt                                           $1,621.7     $1,796.9           $1,567.9       $1,706.9
Short-term debt                                             315.3        316.8              574.0          560.0
Derivative financial instruments (hedges)
     Interest rate swaps                                      0.9          9.0              (0.1)           12.0
     Interest rate caps and collars                             -          0.8                1.1            0.4
     Natural gas swaps                                                   (1.7)                  -              -
     Natural gas caps and collars                             2.1        (1.5)                0.2          (0.2)
     Oil swaps                                                  -        (8.0)                  -            2.3
     Foreign exchange contracts                                 -        (1.7)                  -          (5.4)

Derivative financial instruments (non-hedges)                 0.6          0.6                  -              -
------------------------------------------------------------------------------- ---------------------------------

LONG-TERM DEBT AND SHORT-TERM DEBT

The fair value of Emera's long-term and short-term debt is estimated based on the quoted market prices for the same or similar issues, or on the current rates offered to Emera, for debt of the same remaining maturities.

DERIVATIVE FINANCIAL INSTRUMENTS

The fair value of derivative financial instruments is estimated by obtaining prevailing market rates from investment dealers.

Interest Rates

The Company enters into interest rate hedging contracts that convert the interest characteristics of outstanding short-term debt from a floating to a fixed rate basis. Interest rate swap contracts converting floating interest on $320 million over 2003 to 2005 (2001 - $414.0 million over 2002 and 2003) to a weighted average fixed interest rate of 5.68% (2001 - 5.30%) were outstanding at December 31, 2002.

Interest rate caps and collars are used to insure against extreme movements in interest rates on floating debt. Interest rate collar contracts covering $20 million (2001 - $20 million) at average fixed interest rates in a range from 5.35% to 5.75% (2001 - 5.35% to 5.75%), and interest rate cap contracts covering $nil (2001 - $70 million) at weighted average fixed interest rates of nil (2001
- 6.71%) were outstanding at December 31, 2002.

Commodity Prices

The Company purchased natural gas option contracts and entered into natural gas swap contracts in 2002 to limit exposure to fluctuations in natural gas prices. As at December 31, 2002, the Company had hedged substantially all natural gas purchases and sales for 2003.

The Company enters into oil swap and option contracts to limit exposure to fluctuations in world prices of heavy fuel oil. As at December 31, 2002, the Company had entered into oil swap contracts that fix the price of approximately 70% of 2003 requirements along with a portion of 2004 requirements.

The Company also entered into option contracts for the physical delivery of natural gas and coal.

On occasion the Company purchases non-hedging derivative financial instruments whose value is marked-to-market at each reporting date. On December 31, 2002 the Company held natural gas and oil futures, and electric power swap contracts, which were marked-to-market.

Foreign Exchange

Emera enters into foreign exchange forward, option, and swap contracts to limit exposure to currency rate fluctuations. Currency forwards are used to fix the Canadian dollar cost to acquire U.S. dollars, reducing exposure to currency rate fluctuations. Forward contracts to buy U.S. $79 million over 2003 and 2004 (2001
- US $120 million for 2002) at a weighted average rate of CAD $1.5516 (2001 - CAD $1.5392), and to sell $nil (2001 - US $35 million for 2002) at an average rate of $nil (2001 - CAD $1.5797) were outstanding at December 31, 2002. There were also option contracts to sell U.S. $110 million over 2003 to 2007 (2001 - US $55 million over 2002 to 2005) at rates in a range stretching from CAD $1.5600 in 2003 to $1.6703 in 2007 (2001 - range of CAD $1.5500 in 2002 to
$1.6075 in 2005) outstanding at December 31, 2002.

Other

Bangor Hydro entered into a weather temperature contract that limits revenue losses from the impact of warmer weather during the winter heating season. At December 31, 2002, the Company limited a significant portion of the exposure for part of the fourth quarter of 2002 and the first quarter of 2003.

Risk Management

Interest rate risk
The Company makes use of various financial instruments to hedge against interest rate risk, as discussed above. Additionally, the Company uses diversification as a strategy. It maintains a portfolio of debt instruments which includes short-term instruments and long-term instruments with staggered maturities. The Company also deals with several counterparties so as to mitigate interest rate concentration risk.

Credit risk
The Company is exposed to credit risk with respect to amounts receivable from customers. Credit assessments are conducted with respect to, and deposits are requested from, many new customers. The Company also maintains provisions for potential credit losses, which are assessed on a regular basis. With respect to customers outside of the sphere of electric customers, counterparty creditworthiness is assessed through reports of credit rating agencies or other available financial information.

19.  FOREIGN EXCHANGE TRANSLATION ADJUSTMENT

millions of $                                                  2002       2001
-------------------------------------------------------------------------------
Balance, beginning of year                                     $6.0          -
Effect of exchange rate changes                               (3.1)       $6.0
-------------------------------------------------------------------------------
Balance, end of year                                           $2.9       $6.0
-------------------------------------------------------------------------------

20.  COMMITMENTS

Emera had the following significant commitments at December 31, 2002:
     o NSPI has an annual requirement to purchase approximately $15 million of electricity from independent power producers for each of the next twenty-five years.
     o NSPI is required to purchase approximately 60 million cubic feet of natural gas per day for the next eight years, and an additional 4 million cubic feet per day, at the option of the supplier, for five years.
     o NSPI has commitments to purchase approximately 65,000 mmbtu per day of transportation capacity on the Maritimes and Northeast Pipeline for periods ranging from nine to nineteen years at an approximate cost of $16 million per year.
     o Bangor Hydro has various contracts committing it to purchase annually approximately $28 million of electricity for fifteen years from independent power producers.
     o NSPI is responsible for managing a portfolio of approximately $1.2 billion of defeasance securities held in trust. The defeasance securities must provide the principal and interest streams of the related defeased debt. Approximately 69%, or $0.8 billion, of the defeasance portfolio consists of investments in the related debt, eliminating all risk associated with this portion of the portfolio.

21.  COMPARATIVE INFORMATION

Certain of the comparative figures have been reclassified to conform to the financial statement presentation adopted for 2002.

    OPERATING STATISTICS

    FIVE-YEAR SUMMARY
    Year Ended December 31                    2002          2001         2000          1999         1998
    ------------------------------------------------------------------------------------------------------
    Electric energy sales (GWh)
       Residential                           4,401.6       3,901.7      3,632.1       3,494.6     3,377.9
       Commercial                            3,401.8       2,862.3      2,661.9       2,582.8     2,485.9
       Industrial                            4,225.9       3,952.5      3,917.2       3,834.8     3,423.7
       Other                                 1,641.8         654.1        445.0         453.2       484.4
    ------------------------------------------------------------------------------------------------------
    Total electric energy sales             13,671.1      11,370.6     10,656.2      10,365.4     9,771.9
    ------------------------------------------------------------------------------------------------------
    Sources of energy (GWh)
    Thermal - coal                           8,861.6       8,854.8      8,863.7       7,816.0     7,015.0
                    - oil                      289.2         690.8      1,347.8       1,870.9     2,358.3
                   - natural gas             1,578.7       1,129.1         43.8             -           -
    Hydro                                    1,108.7         692.2        881.2         980.7       890.9
    Wind                                         0.3             -            -             -           -
    Purchases                                2,765.9         776.6        295.2         411.3       242.0
    ------------------------------------------------------------------------------------------------------
    Total generation and purchases          14,604.4      12,143.5     11,431.7      11,078.9    10,506.2
    Losses and internal use                    933.3         772.9        775.5         713.5       734.3
    ------------------------------------------------------------------------------------------------------
    Total electric energy sold              13,671.1      11,370.6     10,656.2      10,365.4     9,771.9
    ------------------------------------------------------------------------------------------------------
    Electric customers
       Residential                           501,233       492,256      400,653       397,406     394,012
       Commercial                             47,914        46,974       32,186        31,753      31,942
       Industrial                              2,325         2,292        2,194         2,118       2,096
       Other                                  11,663        10,932        7,073         6,760       6,343
    ------------------------------------------------------------------------------------------------------
    Total electric customers                 563,135       552,454      442,016       438,037     434,393
    ------------------------------------------------------------------------------------------------------
    Capacity
    Generating nameplate capacity (MW)
       Coal Fired                              1,272         1,272        1,272         1,272       1,272
       Dual Fired                                250           250          250             -           -
       Heavy Fuel Oil-Fired                      100           100          100           350         350
       Gas Turbine                               201           201          180           180         180
       Hydroelectric                             381           381          381           381         381
       Wind Turbine                                1             -            -             -           -
    Independent power producers                   66            66           25            25          25
    ------------------------------------------------------------------------------------------------------
                                               2,271         2,270        2,208         2,208       2,208
    ------------------------------------------------------------------------------------------------------
    Total number of employees                  2,557         2,666        2,134         1,912       1,954
    ------------------------------------------------------------------------------------------------------
    km of transmission lines                   6,138         6,134        5,250         5,250       5,250
    ------------------------------------------------------------------------------------------------------
    km of distribution lines                  31,344        31,968       24,000        24,000      23,711
    ------------------------------------------------------------------------------------------------------

    CONSOLIDATED FINANCIAL INFORMATION

    FIVE YEAR SUMMARY
    Years Ended December 31 (millions of dollars)        2002        2001        2000       1999        1998
    -----------------------------------------------------------------------------------------------------------
    Statement of Earnings Information
    Revenue                                            $1,226.9    $1,003.9      $896.5     $816.6      $773.1
    -----------------------------------------------------------------------------------------------------------
    Cost of operations
       Fuel for generation and power purchased            453.2       341.6       273.9      267.5       257.3
       Cost of fuel oil sold                               57.3        60.5        67.7       15.3        14.0
       Operating, maintenance and general                 291.9       194.7       168.0      155.5       142.5
       Grants in lieu of property taxes                    15.2        13.2        11.0        8.9         5.5
       Provincial capital tax                               7.3         7.6         7.2        7.1         6.7
       Depreciation                                       127.8       108.4        98.3       94.8        91.3
    -----------------------------------------------------------------------------------------------------------
                                                          952.7       726.0       626.1      549.1       517.3
    -----------------------------------------------------------------------------------------------------------
    Earnings from operations                              274.2       277.9       270.4      267.5       255.8
    Regulatory amortization                              (23.0)       (9.3)      (19.0)     (23.1)      (16.7)
    Allowance for funds used during construction            4.9         5.5         4.8        4.8         3.8
    Equity earnings                                         7.0         9.6         6.0        5.3           -
    -----------------------------------------------------------------------------------------------------------
    Earnings before interest and income taxes             263.1       283.7       262.2      254.5       242.9
    Interest                                              145.4       122.7       115.6      116.5       112.2
    Amortization of defeasance costs                       19.4        19.8        19.8       20.0        20.5
    -----------------------------------------------------------------------------------------------------------
    Earnings before income taxes                           98.3       141.2       126.8      118.0       110.2
    Income tax                                              4.1        14.8        12.5        6.3        13.6
    -----------------------------------------------------------------------------------------------------------
    Net earnings before non-controlling interest           94.2       126.4       114.3      111.7        96.6
    Non-controlling interest                               10.6        12.2         9.9       11.3        11.2
    -----------------------------------------------------------------------------------------------------------
    Net earnings applicable to common shares               83.6       114.2       104.4      100.4        85.4
    Common dividends                                       84.4        81.0        73.2       72.2        71.1
    -----------------------------------------------------------------------------------------------------------
    Earnings retained for use in Company                 ($0.8)       $33.2       $31.2      $28.2       $14.3
    -----------------------------------------------------------------------------------------------------------
    Cost of fuel for generation - coal                   $229.6      $202.9      $186.3     $184.3      $164.8
                                - oil                      20.6        40.3        60.5       58.2        76.2
                                - natural gas              62.5        35.4         5.9          -           -
    Power purchased                                       140.5        63.0        21.2       25.0        16.3
    -----------------------------------------------------------------------------------------------------------
    Total cost of fuel for generation
      and power purchased                                $453.2      $341.6      $273.9     $267.5      $257.3
    -----------------------------------------------------------------------------------------------------------
    Balance Sheet Information
    Current asset                                        $331.7      $334.4      $196.6     $149.2      $108.3
    Other assets                                          600.3       635.1       313.2      335.2       361.4
    Investments                                           112.2        98.6        67.0       54.7        30.5
    Property, plant and equipment                       2,863.7     2,891.3     2,374.2    2,362.8     2,333.9
    -----------------------------------------------------------------------------------------------------------
    Total assets                                       $3,907.9    $3,959.4    $2,951.0   $2,901.9    $2,834.1
    -----------------------------------------------------------------------------------------------------------
    Current liabilities                                  $697.6      $938.9      $541.3     $448.5      $621.6
    Other liabilities                                     193.0       190.2        28.0       19.3        17.6
    Long-term debt                                      1,417.8     1,381.4     1,155.0    1,260.5     1,083.7
    Non-controlling interest                              267.5       267.5       249.1      231.3       200.0
    Common shares                                       1,000.2       845.4       680.8      676.5       672.5
    Foreign currency translation adjustment                 2.9         6.0           -          -           -
    Retained earnings                                     328.9       330.0       296.8      265.8       238.7
    -----------------------------------------------------------------------------------------------------------
    Total equity and liabilities                       $3,907.9    $3,959.4    $2,951.0   $2,901.9    $2,834.1
    -----------------------------------------------------------------------------------------------------------
    Investing activities                                 $109.6      $566.2      $126.1     $144.0      $162.6
    -----------------------------------------------------------------------------------------------------------
    Statement of Cash flow information
    Operating cash flow                                  $256.0      $236.9      $231.1     $226.5      $219.2
    -----------------------------------------------------------------------------------------------------------
    Financial ratios ($ per share)
    Earnings per share                                    $0.85       $1.20       $1.20      $1.16       $0.99
    Operating cash flow per share                          2.59        2.48        2.65       2.60        2.53
    -----------------------------------------------------------------------------------------------------------